(LOGO)
BANKAMERICA

NORWEST BANK

11000 Broken Land Parkway
Columbia, MD 21044                               Real Estate Loan Service Center

March 25, 1998

Dear Loan Accounting

RE: SERVICING  AGREEMENT  COMPLIANCE AND ANNUAL OFFICER  CERTIFICATION  Investor
Numbers: 344

PLEASE BE ADVISED THAT PURSUANT TO OUR SERVICING DEPARTMENT CONCURRENCE, THE FOLLOWING AREAS HAVE BEEN CERTIFIED FOR THE CALENDAR YEAR OF 1997:

All billed premiums for each hazard insurance policy, and flood insurance policy (if any) with respect to each mortgage loan and each mortgaged property, have been paid and all such insurance policies are in full force and effect.

All FHA, Private Mortgage Insurance and VA guarantees are in full force and effect.

All billed taxes, ground rents, assessments for mortgages have been reviewed and there are no delinquent taxes noted.

The servicer has complied with any laws, regulations, contracts that require them to pay interest on mortgagors' escrow deposit accounts

We are in compliance with IRS requirements and all federal, state, and local laws for reporting the receipt of interest payments and/or acquisition of properties.

All property inspections have been completed according to the provisions of our servicing agreement, if applicable. Inspections have been made on all delinquent, foreclosed, or otherwise vacant properties, and any other property we had reason to believe required an inspection.

Blanket Bond and Errors & Omission policies are in full force, and as usual, the renewal notifications will be mailed to you upon receipt.

The servicer has made all of the required interest rate and/or monthly payment adjustments for the ARMS and GPARMS that it services, and adjustments were made in accordance with the mortgage terms.

Enclosed please find the uniform single audit letter prepared by our external auditom Ernst & Young along with our corporate annual financial report.

ANNUAL OFFICER CERTIFICATION

To the best of my knowledge and upon reasonable investigation, the servicing of the Mortgage Loans during the preceding year has been conducted in compliance with all other provisions of the Servicing Agreemennt(s). Any exceptions to this certification are listed on an attachment along with explanations concerning their completion. If none are listed, it should be considered that there are no exceptions.

BY: /s/Marva Scott
Marva Scott, Vice President/Investor Accounting Manager

BankAmerica  Mortgage,  A Division  of Bank of  America,  FSB
10600  Valley View Street Box 6012 Cypress, CA 90630-0012